Leatt Corp Announces Record Breaking Year; Reports Results for Fourth Quarter and Full Year 2019

16% Increase in Global Revenues to $28.3 million;

15% Increase in Net Income to $1.4 million

CAPE TOWN, South Africa, (March 24, 2020) - Leatt Corporation (OTCQB: LEAT), a leading developer and marketer of protective equipment and ancillary products for many forms of sports, especially extreme high-velocity sports, today announced record financial results for the fourth quarter and full year ending December 31, 2019. All financial numbers are in U.S. dollars.

2019 Highlights

• Record full year revenues of $28.3 million, up $3.9 million, or 16%, compared to 2018

• Fourth quarter revenues of $7.3 million, up 32% compared to 2018

• Net Income increased 15% to $1.4 million, or $0.25 per diluted share, compared to $1.2 million, or $0.22 per diluted share, in 2018

• Total operating expenses increased 9%, while revenues increased by 16%

• Income from operations increased 33% to $2.0 million, compared to $1.5 million in 2018

• Cash and cash equivalents increased to $2.07 million, compared to $1.71 million in 2018

• DBX 4.0 Helmet won Design & Innovation Award from jury of bicycle industry experts

• Leatt Neck Brace voted Number One neck brace to buy in Vital MX audience survey

• 2019 Racer X Readers' Choice Award for Leatt neck brace as number one

Leatt CEO, Sean Macdonald, said, "We are pleased to report that 2019 was another record year for Leatt, in terms of our financial results, our innovative product development and the increasing consumer demand for our expanding range of exceptional revolutionary products. Global revenues grew by $3.9 million to $28.3 million, an increase of 16 percent, compared to 2018. In the United States, revenues grew by 13 percent over 2018, as our team of sales representatives continue to expand our selling footprint to existing and new dealers with our growing range of protective gear and apparel. International revenue also grew significantly as we refine and build relationships with top tier distributors that sell to both brick and mortar and online dealers.  We also see strong growth in revenues from our stable of bicycle products that are sold through a growing network of distributors and dealers in the US and abroad.

"During 2019, we introduced several new revolutionary products that included: our latest generation Z-Frame knee brace, our bulletproof Velocity 6.5 goggles, and yet another new category for Leatt - Moto boots.

"Our line of medically proven and approved knee braces that cater to many consumer preferences and price points continues to be a key revenue driver and a focus of our engineering team.  Goggle sales continue to exceed expectations with new dealerships expanding the range, both in the US and abroad.  The GPX 5.5 motorcycle boot is another example of a Leatt product that is extensively athlete tested and designed to be extremely comfortable from the first day of wear. Our strategy continues to be one of building a pipeline of exceptional protective gear in multiple categories to fuel revenue growth."

Founder and Chairman, Dr. Christopher Leatt, added, "Our product development and engineering team continues to refine our product categories and deliver a pipeline of cutting edge innovative protective gear that strives to define each category and reach a wider riding community globally."

Financial Summary

Total revenues for the fourth quarter of 2019 increased to $7.3 million, up 32%, compared to $5.5 million for the 2018 fourth quarter.

Fourth quarter income from operations was $101,000, compared to a loss of $(128,000) in 2018.

Net loss for the fourth quarter of 2019 was $(28,000), or $(0.00) per basic and diluted share, compared to $(900) or $(0.00) per basic and diluted share, for the three months ended December 31, 2018.

For the full year of 2019, revenues increased by $3.9 million, or 16%, to $28.3 million, up from $24.3 million for the full year of 2018. The increase for 2019 was driven by a 73% increase in other product and accessories sales, a 20% increase in Body armor sales, a 2% increase in Neck brace sales that were partially offset by a $0.83 million decrease in helmet sales.

Mr. Macdonald commented, "Although neck brace revenues grew marginally, sales volume is increasing.  As for our helmet category:  Bicycle helmet sales are growing with good traction from our extreme mountain biking line.  However, motorcycle helmet sales are challenging.  It is an extremely competitive segment, but we believe that our cutting edge and technologically advanced helmets already in the market and in the pipeline can stimulate the necessary consumer demand to be successful."

For the full year of 2019, gross profit was $13.0 million, or 46% of revenues, up 12%, compared to $11.6 million, or 47% of revenues for 2018.

For the full year of 2019, income from operations was $2.0 million, compared to $1.5 million for 2018.

Net income for the full year of 2019 increased 15% to $1.4 million, or $0.26 per basic share and $0.25 per diluted share, compared to $1.2 million, or $0.22 per basic and diluted share, for 2018.

Leatt continued to meet its working capital needs from cash on hand and internally generated cash flow from operations.  At December 31, 2019, the Company had cash and cash equivalents of $2.07 million, a current ratio of 2.2:1 and there was no long-term debt.

Business Outlook

Mr. Macdonald said, "The Leatt brand continues to gain traction around the world, thanks to our engaging marketing campaigns and our partnerships with competitive athletes and teams that help us to promote the technology, safety and style of our exceptional gear.

"During the first quarter of 2020 we added another highly-anticipated product category that bodes well for future growth and defines Leatt as a premium 'Head to Toe Brand' providing a full line of gear to both the Motorcycle and Bicycle communities: our revolutionary line of MTB shoes. The Leatt line of Mountain biking shoes is designed to combine style, comfort and control for mountain bikers at all levels. The shoes have been developed and tested extensively on terrain as varied as the desert of Moab and the glaciers of the Alps. A key feature of the shoes is the RideGrip sole, which contains a durable rubber compound we developed that resists abrasion and forms the perfect pedal adhesion surface.

"While it's still early, we believe that the shoe launch already can be considered a success. The shoes have been featured in many media outlets and our focused marketing efforts have had a great response on social media, increasing our reach and engagement significantly with consumers reaching out on all of our channels.

"While the success we achieved throughout 2019 has energized our entire team, we have seen conservative distributor buying patterns as a result of various global markets including California going into temporary "lock down" with the escalation of the COVID-19 global pandemic that may affect our growth trajectory going forward. Our management team is committed to working with all stakeholders to ensure that Leatt and its partners remain safe and return to normal trading patterns on a sustainable basis going forward."

Conference Call

The Company will host a conference call at 10:00 am ET on Tuesday, March 24, 2020, to discuss the 2019 fourth quarter and full year results.

Participants should dial in to the call ten minutes before the scheduled time, using the following numbers: 1-877-407-9716 (U.S.A) or +1-201-493-6779 (international) to access the call.

Audio Webcast

There will also be a simultaneous live webcast through the Company's website, www.leatt-corp.com. Participants should register on the website approximately ten minutes prior to the start of the webcast.

Replay

An audio replay of the conference call will be available for seven days and can be accessed by dialing 1-844-512-2921 (U.S.A) or +1-412-317-6671 (international) and using passcode 13700230.

For those unable to attend the call, a recording of the live webcast, will be archived shortly following the event for 30 days on the Company's website.

About Leatt Corp

Leatt Corporation develops personal protective equipment and ancillary products for all forms of sports, especially extreme motor sports. The Leatt-Brace® is an award-winning neck brace system considered the gold standard for neck protection for anyone wearing a crash helmet as a form of protection. It was designed for participants in extreme sports or riding motorcycles, bicycles, mountain bicycles, all-terrain vehicles, snowmobiles and other vehicles. For more information, visit www.leatt.com.

Follow Leatt® on Facebook, Instagram, and Twitter.

Forward-looking Statements:

This press release may contain forward-looking statements regarding Leatt Corporation (the "Company") within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding: the impact of the Company's new Goggle range on the Company's results of operation; likelihood that the Company will continue to deliver and financially benefit from global market acceptance of its pipeline of new revolutionary branded products;; the financial outlook of the Company; the general ability of the Company to achieve its commercial objectives; the business strategy, plans and objectives of the Company and its subsidiaries, including its ability to mitigate the future impact of COVID-19 on the Company's business operations; and any other statements of non-historical information. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "seeks," "should," "could," "intends," or "projects" or similar expressions, and involve known and unknown risks and uncertainties. These statements are based upon the Company's current expectations and speak only as of the date hereof. Any indication of the merits of a claim does not necessarily mean the claim will prevail at trial or otherwise. Financial performance in one period does not necessarily mean continued or better performance in the future. The Company's actual results in any endeavor may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, which factors or uncertainties may be beyond our ability to foresee or control. Other risk factors include the status of the Company's common stock as a "penny stock" and those listed in other reports posted on The OTC Markets Group, Inc.

Contact:

Investor Relations

Investor-info@leatt.com

(917)-841-8371

[FINANCIAL TABLES TO FOLLOW]

LEATT CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2019 AND 2018
ASSETS
	2019	2018
Current Assets
Cash and cash equivalents	$2,072,864	$1,709,900
Short-term investments	58,239	58,232
Accounts receivable	2,956,012	2,049,331
Inventory	8,655,176	4,815,215
Payments in advance	447,476	473,286
Prepaid expenses and other current assets	1,129,067	1,247,233
Total current assets	15,318,834	10,353,197

Property and equipment, net	2,431,061	2,317,490
Operating lease right-of-use assets, net	411,956	-
Other Assets
Deposits	26,642	25,380
Intangible assets	-	40,466
Total other assets	26,642	65,846
Total Assets	$18,188,493	$12,736,533
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,425,681	$2,779,182
Note payable to bank	300,000	-
Operating lease liabilities, current	190,765	-
Income tax payable	592,661	70,258
Short term loan, net of finance charges	576,474	582,128
Total current liabilities	7,085,581	3,431,568

Deferred tax liabilities, net	-	170,900
Deferred Compensation	160,000	80,000
Operating lease liabilities, net of current portion	221,191	-

Commitments and contingencies
Stockholders' Equity
Preferred stock, $.001 par value, 1,120,000 shares authorized, 120,000 shares issued and outstanding	3,000	3,000
Additional paid - in capital	8,079,774	7,868,119
Common stock, $.001 par value, 28,000,000 shares authorized, 5,386,723 and 5,370,028 shares issued and outstanding	130,068	130,053
Accumulated other comprehensive loss	(529,045)	(609,303)
Retained earnings	3,037,924	1,662,196
Total stockholders' equity	10,721,721	9,054,065
Total Liabilities and Stockholders' Equity	$18,188,493	$12,736,533

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	2019	2018
Revenues	$28,317,817	$24,392,312
Cost of Revenues	15,311,013	12,820,453
Gross Profit	13,006,804	11,571,859

Product Royalty Income	46,460	43,686
Operating Expenses
Salaries and wages	3,271,018	2,808,090
Commissions and consulting expenses	357,460	445,534
Professional fees	725,986	611,269
Advertising and marketing	1,989,959	1,881,368
Office lease and expenses	279,827	278,592
Research and development costs	1,491,155	1,412,866
Bad debt expense	203,253	96,755
General and administrative expenses	1,952,121	1,873,502
Impairment loss	-	25,000
Intangible asset write-off	41,511	-
Depreciation	760,217	695,605
Total operating expenses	11,072,507	10,128,581

Income from Operations	1,980,757	1,486,964
Other Income (Expenses)
Interest and other income (expenses), net	(38,300)	39,120
Total other income (expenses)	(38,300)	39,120

Income Before Income Taxes	1,942,457	1,526,084

Income Taxes	566,729	329,240
Net Income Available to Common Shareholders	$1,375,728	$1,196,844
Net Income per Common Share
Basic	$0.26	$0.22
Diluted	$0.25	$0.22
Weighted Average Number of Common Shares Outstanding
Basic	5,385,249	5,366,712
Diluted	5,546,098	5,532,339
Comprehensive Income
Net Income	$1,375,728	$1,196,844
Other comprehensive income, net of $8,600 and $25,200 deferred income taxes in 2019 and 2018
Foreign currency translation	80,258	(124,017)
Total Comprehensive Income	$1,455,986	$1,072,827

LEATT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018
	2019	2018
Cash flows from operating activities
Net income	$1,375,728	$1,196,844
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	760,217	695,605
Deferred income taxes	(170,900)	132,800
Stock-based compensation	196,670	180,752
Bad debts reserve	21,305	(1,584)
Inventory reserve	26,123	25,196
Gain on sale of property and equipment	(2,592)	(1,260)
Impairment loss	-	25,000
Intangible asset write-off	41,511	-
(Increase) decrease in:
Accounts receivable	(927,986)	372,909
Inventory	(3,866,084)	193,899
Payments in advance	25,810	91,838
Prepaid expenses and other current assets	118,166	(399,791)
Income tax refunds receivable	-	130,171
Deposits	(1,262)	701
Increase (decrease) in:
Accounts payable and accrued expenses	2,646,499	(1,654,483)
Income taxes payable	522,403	70,258
Deferred compensation	80,000	80,000
Net cash provided by operating activities	845,608	1,138,855
Capital expenditures	(874,104)	(978,167)
Proceeds from sale of property and equipment	11,088	1,308
Increase in short-term investments, net	(7)	(11)
Net cash used in investing activities	(863,023)	(976,870)
Cash flows from financing activities
Issuance of common stock	15,000	-
Proceeds from note payable to bank, net	300,000	-
Proceeds from (repayments of ) short-term loan, net	(5,654)	63,998
Net cash provided by financing activities	309,346	63,998
Effect of exchange rates on cash and cash equivalents	71,033	(34,240)
Net increase in cash and cash equivalents	362,964	191,743
Cash and cash equivalents - beginning of year	1,709,900	1,518,157
Cash and cash equivalents - end of year	$2,072,864	$1,709,900
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$22,814	$16,110
Cash paid for income taxes	$264,381	$100,892
Other noncash investing and financing activities
Common stock issued for services	$196,670	$180,752